Exhibit 99.1

Bill Aulet	Jerry Griffin
Senior Vice President and CFO, Viisage	PAN Communications
978.952.2200	978.474.1900
aulet@viisage.com	viisage@pancomm.com

Viisage Adopts New Accounting Rule Regarding Revenue Recognition

For Long-Term Service Contracts

Company Releases Revised First, Second and Third Quarters of 2003 and

Provides Comparative 2002 Quarterly Financial Data for Illustration, as well as Annualized Data for 2000, 2001 and 2002

LITTLETON, Mass. – December 30, 2003 – Viisage (Nasdaq: VISG) today announced that it has adopted new accounting rule EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” which pertains to how revenues are recognized for certain types of long-term service contracts such as Viisage’s state drivers’ license contracts. The company has reviewed its interpretation with the staff of the Securities and Exchange Commission and is adopting the rule retroactively to January 1, 2003. The action will result in a one-time, non-cash cumulative accounting adjustment. The cumulative after-tax earnings charge of $12.1 million, or $0.59 per share, is reflected in Viisage’s revised results for the first quarter of 2003.

As a result, in general, Viisage expects to report lower levels of revenue in the early stages of contracts, and higher amounts of revenue in later contract stages. The company expects that the cumulative adjustment will be fully recovered in future fiscal periods, as services are performed under its existing contracts.

By adopting this new accounting rule, which was finalized by the Financial Accounting Standards Board earlier this year, Viisage has resolved the outstanding revenue recognition discussions with the SEC. Viisage will now move forward with the Company’s previously-announced acquisition of ZN Vision Technologies AG and will proceed to finalize the proxy statement related to the acquisition, set the date for the Special Shareholders’ Meeting and close the transaction in an expeditious manner.

“This accounting change is significant in that it creates greater transparency to investors and is expected to generate operational efficiencies throughout our organization,” commented Chief Financial Officer Bill Aulet.

Given the accounting change, Viisage has withdrawn the prior guidance it provided on November 5, 2003 regarding annual revenues of between $37-40 million. The Company now expects annual revenues for 2003 of between $36-38 million based upon its new accounting. Viisage will address 2004 guidance when it releases results for the fourth quarter of 2003, in February 2004.

Viisage has revised its results for its first three quarters of 2003 as required under retroactive adoption of the accounting rule. Comparative quarterly data for the 2003 periods is listed below, in advance of the release of full year 2003 results. Viisage has also provided comparative quarterly results for 2002 to illustrate the impact that the new accounting rule would have had, had it been implemented in the prior year, and annualized data for 2000, 2001 and 2002 for the same purpose. Previously, the company reported revenues and costs for these contracts based upon the “percentage of completion” (POC) method.

Editor’s Note: Viisage has posted a basic tutorial on the accounting rule and its impact on Viisage’s balance sheet, as of January 1, 2003, on www.viisage.com/accountingrule. The accounting change is mandated for all companies that provide services with multiple deliverables under long-term contracts.

Note: Changes in Viisage’s accounting policy resulting from adoption of EITF 00-21 are reflected as of January 1, 2003. EITF-adjusted data for 2001 and 2002 are provided for comparative purposes only.

Viisage Revenue Table ($            in millions)

	EITF –Adjusted (new GAAP)	POC As previously reported (prior GAAP)
2003
Q1	$8.2	$8.6
Q2	$8.8	$10.2
Q3	$10.1	$11.3

	EITF –Adjusted	POC As previously reported
2002
Q1	$6.7	$6.4
Q2	$7.7	$9.0
Q3	$8.4	$8.1

	EITF –Adjusted	POC As previously reported
2002	$31.3	$32.3
2001	$28.2	$26.3
2000	$27.3	$27.5

Viisage Income Table ($            in millions)

	EITF –Adjusted (new GAAP)	POC As previously reported (prior GAAP)
2003
Q1	$(2.4)	$(1.7)
Q2	$(1.4)	$(1.3)
Q3	$(0.4)	$(1.2)

	EITF –Adjusted	POC As reported
2002
Q1	$(0.3)	$(0.9)
Q2	$(2.5)	$(2.8)
Q3	$(2.2)	$(2.8)

	EITF –Adjusted	POC As reported
2002	$(11.2)	$(9.5)
2001	$(0.5)	$(1.5)
2000	$(1.9)	$0.2

Viisage Earnings Per Share Table

	EITF –Adjusted (new GAAP)	POC As previously reported (prior GAAP)
2003
Q1	$(0.12)	$(0.09)
Q2	$(0.07)	$(0.07)
Q3	$(0.02)	$(0.05)

	EITF –Adjusted	POC As reported
2002
Q1	$(0.01)	$(0.04)
Q2	$(0.13)	$(0.14)
Q3	$(0.11)	$(0.14)

	EITF –Adjusted	POC As reported
2002	$(0.56)	$(0.48)
2001	$(0.03)	$(0.09)
2000	$(0.18)	$0.01

About Viisage

Viisage (NASDAQ: VISG) delivers advanced technology identity solutions for governments, law enforcement agencies and businesses concerned with enhancing security, reducing identity theft, providing access control, and protecting personal privacy. Viisage creates solutions using secure document and face recognition technologies that quickly, reliably, and accurately identify individuals. With over 2,000 installations worldwide, Viisage’s identity verification solutions stand out as a result of the Company’s industry-leading technology and unique understanding of customer needs.

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This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document and those made from time to time by the Company through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, changing interpretations of generally accepted accounting principles, outcomes of government reviews, potential fluctuations in quarterly results, the size and timing of award and performance on contracts, dependence on large contracts and a limited number of customers, lengthy sales and implementation cycles, changes in management estimates incident to accounting for contracts, availability and cost of key components, market acceptance of new or enhanced products and services, proprietary technology and changing competitive conditions, system performance, management of growth, dependence on key personnel, ability to complete proposed transactions, ability to obtain project financing, general economic and political conditions and other factors affecting spending by customers, the unpredictable nature of working with government agencies and other risks, uncertainties and factors including those described from time to time in the company’s filings with the Securities and Exchange Commission, including without limitation, the company’s Form 10K for the year ending December 31, 2002 and its quarterly reports on Form 10Q. The Company undertakes no obligation to update any forward-looking statements.

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